SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 17, 2006

PHARMOS CORPORATION
(Exact name of Registrant as Specified in its Charter)

Nevada	0-11550	36-3207413

(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

99 Wood Avenue South, Suite 311, Iselin, NJ	08830

(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code (732) 452-9556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

                    On October 18, 2006, the Board of Directors of Pharmos Corporation (the “Company”) approved payment of a fee of $50,000 to Mony Ben Dor for his service as chair of the Board’s Proxy Contest Steering Committee.

Item 1.01. Entry into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                    On October 17, 2006, Dr. Georges Anthony Marcel and Dr. Lawrence F. Marshall each resigned from the Company’s Board in order to enable three current directors of Vela Pharmaceuticals, Inc. (“Vela”) to join the Company’s Board following the closing of the Company’s pending acquisition of Vela. Dr. Marcel and Dr. Marshall each agreed to serve as a consultant to the Board’s Clinical Development and Scientific Committee and the Company’s senior management, for the period from November 1, 2006 through May 1, 2008, on matters relating to drug discovery, pre-clinical and clinical development and general business development in their areas of scientific and medical expertise. In consideration for such consulting services, the Company will pay each of these former directors a fee of $45,000, payable in three equal installments of $15,000 on November 1, 2006, May 1, 2007 and November 1, 2007. In addition, all stock options currently held by Dr. Marcel and Dr. Marshall became fully vested as of October 17, 2006; the respective exercise prices and expiration dates of such stock options remain unchanged.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Consulting Agreement between Pharmos Corporation and Dr. Georges Anthony Marcel, dated October 17, 2006.

10.2	Consulting Agreement between Pharmos Corporation and Dr. Lawrence F. Marshall, dated October 17, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 20th day of October, 2006.

PHARMOS CORPORATION

By:	/s/ S. Colin Neill

Name:	S. Colin Neill
Title: Senior Vice President and
Chief Financial Officer